Exhibit 99.1

1615 Poydras Street ¡ New Orleans, LA 70112	Financial & Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co. Completes

Exchange Offer for 5 1/4% Convertible Senior Notes

NEW ORLEANS, LA, September 13, 2012—McMoRan Exploration Co. (NYSE: MMR) announced today results from the exchange offer for up to $68.2 million aggregate principal amount of 5 1/4% Convertible Senior Notes due 2012 (“existing notes”). A total of $67.8 million of the existing notes were accepted for exchange for an equal principal amount of newly issued 5 1/4% Convertible Senior Notes due 2013 (“new notes”).

The amount of existing notes exchanged represents over 99 percent of the aggregate principal amount outstanding upon commencement of the exchange offer. McMoRan intends to repay the remaining $0.3 million of the existing notes, which will mature on October 6, 2012. The terms of the new notes are substantially identical to the terms of the existing notes, except that the new notes have a maturity date of October 6, 2013. The CUSIP number for the new notes is 582411AM6.

The new notes have a conversion price of $16.575 per share and would be convertible into 4.1 million shares of McMoRan common stock. McMoRan has approximately 162 million shares of common stock outstanding. Assuming conversion of McMoRan’s remaining outstanding 8% convertible perpetual preferred stock, 4% convertible senior notes due 2017, 5.75% convertible perpetual preferred stock, Series 1 and Series 2, and the new notes, McMoRan would have approximately 224 million shares of common stock outstanding on a fully converted basis.

This press release is for informational purposes only and is not an offer to exchange or a solicitation of an offer to exchange any existing notes for new notes. The exchange offer was made by McMoRan pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the Gulf of Mexico Shelf and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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